Exhibit 4.1
EXECUTION VERSION
AMENDMENT
dated as of September 15, 2010

with respect to the:
TENTH SUPPLEMENTAL INDENTURE
U.S.$1,000,000,000
6.875% Guaranteed Notes due 2039
Dated as of November 10, 2009
among
VALE OVERSEAS LIMITED,
as Issuer
and
VALE S.A.,
as Guarantor
and
THE BANK OF NEW YORK MELLON
as Trustee

Amendment, dated as of September 15, 2010, among VALE OVERSEAS LIMITED, a Cayman Islands exempted company incorporated with limited liability (herein called the “Company”), having its principal office at Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002, Cayman Islands, VALE S.A., a company organized under the laws of the Federative Republic of Brazil (herein called the “Guarantor”), having its principal office at Avenida Graca Aranha, No. 26, 17 Andar, 20030-900 Rio de Janeiro, RJ, Brazil, and THE BANK OF NEW YORK MELLON (as successor to The Bank of New York), a banking corporation duly organized and existing under the laws of the State of New York, having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, as Trustee (herein called the “Trustee”) to the Tenth Supplemental Indenture, dated as of November 10, 2009, among the Company, the Guarantor and the Trustee (the “Tenth Supplemental Indenture”).
W I T N E S S E T H :
Whereas, the Company and the Guarantor have heretofore executed and delivered to the Trustee the Tenth Supplemental Indenture to the Amended and Restated Indenture dated as of November 21, 2006 (the “Base Indenture”), providing for the issuance of the Company’s 6.875% Guaranteed Notes due 2039 (the “Notes”);
Whereas, Section 2.1 of the Tenth Supplemental Indenture provides that the Company may, from time to time and without the consent of the holders of the Notes, issue additional notes (the “Additional Notes”) on terms and conditions identical to those of the Notes, which Additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes;
Whereas, the Company and the Guarantor desire by this Amendment to such Tenth Supplemental Indenture to issue Additional Notes on terms and conditions identical to those of the Notes, which Additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes. The Additional Notes will also be known as the Company’s 6.875% Guaranteed Notes due 2039, the terms and provisions of which are as specified in the Tenth Supplemental Indenture as further supplemented by this Amendment to the Tenth Supplemental Indenture; and
Whereas, the Company and the Guarantor have duly authorized the execution and delivery of this Amendment to the Tenth Supplemental Indenture and all things necessary to make this Amendment to the Tenth Supplemental Indenture a valid and binding legal obligation of the Company and the Guarantor according to its terms have been done.

Now, therefore, for and in consideration of the foregoing premises, the Company and the Guarantor covenant and agree with the Trustee:
1. Capitalized Terms
Capitalized terms used herein without definition shall have the meanings assigned to them in the Tenth Supplemental Indenture.
2. General Terms And Conditions of the Additional Notes
There is hereby authorized and established Additional Notes designated the “6.875% Guaranteed Notes due 2039”. The Additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes. The Additional Notes will initially be limited to an aggregate principal amount of US$750,000,000. Together, the aggregate principal amount of the Additional Notes and the Notes will be US$1,750,000,000. The terms and conditions of the Additional Notes are identical to those of the Notes as specified in the Tenth Supplemental Indenture as further supplemented by this Amendment to the Tenth Supplemental Indenture.
3. Miscellaneous Provisions
3.1 This Amendment to the Tenth Supplemental Indenture is a supplement to the Tenth Supplemental Indenture
This Amendment to the Tenth Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Tenth Supplemental Indenture and shall be construed in connection with and as part of the Tenth Supplemental Indenture. The Tenth Supplemental Indenture shall be deemed to be modified as herein provided, but except as modified hereby, the Tenth Supplemental Indenture shall continue in full force and effect. The Tenth Supplemental Indenture as modified hereby by the Amendment to the Tenth Supplemental Indenture shall be read, taken, and construed as one and the same instrument.
3.2 References to this Amendment to the Tenth Supplemental Indenture
Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment to the Tenth Supplemental Indenture may refer to the Tenth Supplemental Indenture without making specific reference to this Amendment to the Tenth Supplemental Indenture, but nevertheless all such references shall be deemed to include this Amendment to the Tenth Supplemental Indenture unless the context otherwise requires.
3.3 Execution in Counterparts
This Amendment to the Tenth Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.
3.4. Severability
In the event that any provisions of this Amendment to the Tenth Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4. The Trustee
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment to the Tenth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.
5. Governing Law
This Amendment to the Tenth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
6. Effectiveness
This Amendment to the Tenth Supplemental Indenture shall become effective upon execution by the Company, the Guarantor and the Trustee.

EXECUTION VERSION
In Witness Whereof, each of the parties hereto have caused this Amendment to the Tenth Supplemental Indenture to be duly executed on its behalf, all as of the day and year first written above.

VALE OVERSEAS LIMITED
By:	/s/ Marcus Vinicius Dias Severini
	Name:	Marcus Vinicius Dias Severini
	Title:	Director

By:	/s/ Wanda Krajnc Alves
	Name:	Wanda Krajnc Alves
	Title:	Director

VALE S.A.
By:	/s/ Marcelo Campos Habibe
	Name:	Marcelo Campos Habibe
	Title:	Attorney-in-Fact

By:	/s/ Sonia Zagury
	Name:	Sonia Zagury
	Title:	Treasury and Finance Director

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Karen Ferry
	Name:	Karen Ferry
	Title:	Vice President